UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	000-54288	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

E-5-2, Megan Avenue 1, Block E

Jalan Tun Razak

50400 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 2162 0773
(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	re-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Refinance of Loan for 15 Story Building

Effective October 31, 2014, PGCG Assets Holdings Sdn. Bhd., a Malaysia corporation and our wholly owned subsidiary (“PGCG Assets”), accepted the Letter of Offer from the Bank of China (Malaysia) Berhad for a credit facility (the “Loan”) consisting of a revolving line of credit, or the RC, in the amount of RM 15,000,000 (approximately US$4,587,984) and a term loan, or the TL, in the amount of RM 40,000,000 (approximately US$ 12,234,623.37), for an aggregate of RM 55,000,000 (approximately US$16,822,607). The Loan will be used to pay off the existing loan with Hong Leong Bank Berhad on our 15 story commercial building located at No. 160, Menara CMY, Jalan Ampang, 50450 Kuala Lumpur, Malaysia and to provide working capital for PGCG Assets. The Loan is personally guaranteed by Wong Weng Kung, our Chief Executive Officer and Director, and also guaranteed by Union Hub Technology Sdn. Bhd., our wholly owned subsidiary (“UHT”).

Outstanding principal amounts due under the TL accrue interest at a rate of 1.00% per annum above the Base Lending Rate, which is currently 6.60% per annum. The TL is repayable in monthly installments of RM 476,898 over a period of 120 months and must be fully drawn down by January 18, 2015. Amounts not drawn down by such time shall be forfeit.

We shall be entitled to draw down on the RC after full release of the TL. Outstanding principal amounts due under the RC accrue interest at a rate of 1.50% per annum above the bank’s cost of fund applicable at such time. At the end of each calendar quarter, outstanding amounts due under the RC shall be repaid in full or, subject to the lender’s consent and the satisfaction of certain additional requirements, rolled over to the next quarter at the end of each calendar quarter.

As a condition of the Loan, PGCG Assets was required to increase its paid up capital account to RM 50,000,000. Accordingly, PGCG Assets made a Bonus Issue of an additional 48,000,000 shares of its common stock on a pro rata basis to its shareholders in proportion to the number of shares held by such shareholders, by way of capitalizing its Capital Surplus.

The foregoing description of the Loan is qualified in its entirety by reference to the Letter of Credit, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 8.01 Other Events

Recapitalization of VSSB

On October 31, 2014, our Board approved the issuance of an additional 323,824 shares of VSSB to its sole shareholder PGCG Plantation Sdn. Bhd., our wholly owned subsidiary (“PGCG Plantation”). The number of shares issued correlates to VSSB’s retained earnings as of April 30, 2014 of RM 323,824.38.

Repayment of Loan

Virtual Setup Sdn. Bhd., our affiliate (“VSSB”), is indebted to PGCG Plantation in the amount of RM23,033,511.97, which debt was incurred in connection with VSSB’s acquisition of our palm oil plantation in Malaysia. On October 31, 2014, our Board approved the repayment of such debt through the issuance of 3,476,174 shares of VSSB to PGCG Plantation, at a per share valuation of RM 5.6261.

Subscription of Additional VSSB Shares

On October 31, 2014, Virtual Setup Sdn. Bhd., our affiliate, sold and issued to Denvoursuisse Sdn. Bhd. 200,000 shares of its Common Stock at a price of RM 10 per share, for aggregate consideration of RM 2,000,000, or approximately US$ 611,731. PGCG Assets expects to receive net proceeds of approximately RM 2,000,000, from the sale of its securities and intends to use the net proceeds for general corporate purposes, including repayment of the loan made by UHT.

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Upon the consummation of the foregoing transactions, 95% of the issued and outstanding securities of VSSB will be owned by PGCG Plantation and 5% by such Denvoursuisse Sdn. Bhd., which also owns 10% of the issued and outstanding securities of PGCG Assets. The sale and issuance was made pursuant to the terms of a subscription agreement containing terms and conditions that are normal and customary for a transaction of this type.

The foregoing description of the form of subscription agreement is qualified in its entirety by reference thereto, which is filed as Exhibit 10.2 to this Current Report, respectively, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter of Offer issued by the Bank of China (Malaysia) Berhad to PGCG Assets Holdings Sdn. Bhd. dated August 19, 2014.
10.2	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: October 31, 2014

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer

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